Exhibit 99.1

NEWS BULLETIN                                   RE: NOBLE ROMAN'S, INC.
                                                1 Virginia Avenue, Suite 800
                                                Indianapolis, IN  46204

FOR ADDITIONAL INFORMATION, CONTACT:
         Investor Relations:  Paul Mobley, Chairman  317/634.3377
         Press Information:  Scott Mobley, President  317/634.3377


                  Noble Roman's Completes Settlement Agreement;

     Expects to Recognize Related Pre-Tax Gain of Approximately $2.8 Million

(Indianapolis, Indiana) - August 25, 2005 -- Noble Roman's, Inc. (OTC/BB: NROM), the Indianapolis-based franchisor of Noble Roman's Pizza and Tuscano's Italian Style Subs, today reported that it completed the transactions contemplated by the previously announced settlement agreement with SummitBridge National Investments, LLC and related entities, resulting in a pre-tax gain of approximately $2.8 million. Scott Mobley, President of Noble Roman's, stated "We are very pleased to have successfully concluded this matter. The ongoing litigation and its related activities have required an enormous amount of time; this settlement positions us to re-focus our entire energies on growing the business."

In accordance with the settlement agreement, Noble Roman's acquired all of SummitBridge's debt and equity interests in Noble Roman's, except for 2,400,000 shares of common stock, for a purchase price of $8.3 million. These interests consisted of a senior secured promissory note in the principal amount of $7.7 million, interest accrued on the note since February 2004, 3,214,748 shares of Noble Roman's common stock, $4.9 million stated amount of Noble Roman's no-yield preferred stock convertible into 1,643,092 shares of common stock, and a warrant to purchase 385,000 shares of Noble Roman's common stock with an exercise price of $.01 per share.

To fund this transaction, Noble Roman's obtained a six-year $9.0 million term loan from Wells Fargo Bank, N.A. In addition, the holders of $2.0 million principal amount of previously outstanding subordinated debentures issued by Noble Roman's exchanged their debentures for shares of Noble Roman's Series B Convertible Preferred Stock with a liquidation preference equal to the principal amount of the debt exchanged. The preferred stock is convertible after December 31, 2006 into Noble Roman's common stock at a conversion price of $2.25 per share.

Noble Roman's has agreed to use commercially reasonable efforts to assist SummitBridge in finding one or more buyers for their retained stock over a six- to nine-month period. SummitBridge will continue to have no voting rights with respect to its retained shares as a result of the Indiana Control Share Acquisition Act. However, following the six- to nine-month period, SummitBridge will have the right to require Noble Roman's and its executive officers to use commercially reasonable efforts to cause Noble Roman's shareholders to vote to restore SummitBridge's voting rights on any shares that SummitBridge then owns. Additionally, if after the six- to nine-month period SummitBridge then owns more than 5% of Noble Roman's outstanding common stock, SummitBridge will have certain registration rights.

With the closing under the settlement agreement, the legal action initiated by Noble Roman's against SummitBridge National Investments, LLC in March 2004 is resolved and the parties have executed mutual releases. As previously reported

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by Noble Roman's, the parties had asserted various claims against each other after SummitBridge acquired the above-described secured promissory note and related stock ownership interests from The Provident Bank, Noble Roman's former bank lender, in October 2003.

The statements contained in this press release concerning Noble Roman's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. Noble Roman's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment including, but not limited to: competitive factors and pricing pressures, shifts in market demand, interest rates, general economic conditions and other factors, including (but not limited to) changes in demand for Noble Roman's products or franchises, and the impact of competitors' actions. Should one or more of these risks or uncertainties adversely affect Noble Roman's or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.
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